Exhibit 99.1

Action Products International, Inc. Announces New Firm to Provide Audit Services

APII Selects Berman Hopkins, Wright & LaHam, CPAs and Associates, LLP

Orlando, FL. (December 08, 2008) — Action Products International, Inc. (NasdaqCM: APII) today announced that the Audit Committee of its Board of Directors has selected Berman Hopkins, Wright & LaHam, CPAs and Associates, LLP to serve as its independent registered public accounting firm. Berman Hopkins replaces the company’s previous independent registered accountants, Moore Stephens Lovelace, P.A.

“We want to thank Moore Stephens for its dedicated service over the past years,” said Rob Burrows, APII chief financial officer. “Moore Stephens provided quality services, with no disagreements on accounting or disclosure issues. As part of management’s ongoing efforts to control costs, quotes were solicited from competitive firms. After careful consideration, the Audit Committee concluded Berman Hopkins is able to provide quality services at a decreased cost in the future.”

About Action Products International, Inc.

Action Products International, Inc. (“APII”) is a global manufacturer and distributor of brand-focused consumer products with award winning brands in the educational toys and crafts product segment. Headquartered in Orlando, Florida, APII’s product line includes action figures, play-sets, activity kits and premium wooden toys that emphasize educational fun within the themes of arts and crafts, nature and science. Action Toy Company products are distributed to and sold by more than two thousand retail stores worldwide. For more information about the Action Toy Company, please visit our websites at www.apii.com and www.actiontoycompany.com

About Berman Hopkins, Wright & LaHam, CPAs and Associates, LLP

Berman Hopkins is the largest independently and locally owned CPA and business consulting firm in Central Florida. In 2008, the firm celebrated 50 years of creating and providing solutions to its clients. Berman Hopkins, has a wide variety of clients ranging from family-owned businesses to publicly held entities. Berman Hopkins’ provides audit and tax services at the national, state and local levels. Berman Hopkins can also draw on a large array of financial and tax resources both domestically and internationally through a group of affiliated firms within IGAF (International Group of Accounting Firms).

Safe Harbor Forward-Looking Statements

Statements contained in this release that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “intends,” “projects,” “anticipates,” “believes,” “expects” and “hopes.” The forward-looking statements are made based on information available as of the date hereof, and APII assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause APII’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for APII’s products and services, APII’s ability to continue to develop markets, general economic conditions, APII’s ability to secure additional financing and other factors that may be more fully described in APII’s reports to shareholders and periodic filings with the Securities and Exchange Commission.

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Contact:

Neil Swartz

CEO and Chariman

Email: NSwartz@APII.com

Phone: 1.407.481.8007

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